FORM 10f-3
Rule 144A Securities
FUND: Strategic Global Income Fund, Inc.
Name of Adviser or Sub-Adviser:  UBS Global Asset Management (Americas) Inc.
1.  Issuer:  CCO Safari II LLC 6.484% due 10/23/2045
2.  Date of Purchase:  07/09/2015  3.  Date offering commenced: 07/09/2015
4.  Underwriter(s) from whom purchased:   Goldman Sachs
5.  "Affiliated Underwriter" managing or participating in syndicate:
UBS Investment Bank
6.  Aggregate principal amount or number of shares purchased:$15,000,000 firmwide
7.  Aggregate principal amount or total number of shares of offering:  $3,500,000,000
8.  Purchase price per unit or share (net of fees and expenses):$100.00
9.  Initial public offering price per unit or share:  $100.00
10.  Commission, spread or profit:  _ 0.50________%              $____________
11.  Have the following conditions been satisfied?
YES
NO
a. The securities are sold in an offering exempt from registration under Section 4(2) of the Securities Act of 1933, Rule 144A or Regulation D.
b. The securities are sold to persons reasonably believed to be "qualified institutional buyers" ("QIBs").
c. The securities are reasonably believed to be eligible for resale to other QIBs.
d. The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).

X_____

X______

X______

X______

_______

_______

_______

_______

e. The securities were purchased at a price not more than the price paid by each other purchaser in the offering or any concurrent offering.
f. The underwriting was a firm commitment underwriting.
YES

X______

X______
NO

_______

_______
g. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

X______

_______
h. The issuer of the securities and any predecessor has been in continuous operation for not less than three years.

X______

_______
i. The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of the offering.

X______

_______
j. No Affiliated Underwriter benefited directly or indirectly from the purchase.

X______

_______
Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above.  In particular, "Affiliated Underwriter" is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.
Approved:   /s/ Branimir Petranovic  Date:7/15/2015___
Print Name:   Branimir Petranovic